                                                                      EXHIBIT 11



                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                         Three Months               Six Months
                                                            Ended                      Ended
                                                         September 30,             September 30,
                                                       1997         1996         1997         1996
                                                       ----         ----         ----         ----
    Net income (loss)                                $  (2,335)   $  1,994     $ (2,100)   $   2,751
                                                     =========    ========     ========    =========


    Weighted average common stock
      shares outstanding during the
      period                                             8,525       6,160        8,501        6,146

    Dilutive effect of common stock
      equivalents                                           --         258           --          225
                                                     ---------    --------     --------    ---------

    Weighted average shares of common
      stock and common stock equivalents                 8,525       6,418        8,501        6,371
                                                     =========    ========     ========    =========





    Earnings (loss) per common and
      common equivalent share                        $   (0.27)   $   0.31      $ (0.25)   $    0.43
                                                     =========    ========     ========    =========





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